UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

COMMISSION FILE NO.: 0-50584

Date of Report: August 20, 20 10

LD HOLDINGS, INC.

 (Exact name of registrant as specified in its charter)

Nevada	98-0335555
(State of other jurisdiction of	(IRS Employer
incorporation or organization	Identification No.)

1070 Commerce Drive, Building II, Suite 303, Perrysburg, OH 43551
 (Address of principal executive offices) (Zip Code)

(419) 873-1111
 (Registrant's telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 18, 2010, LD Holdings, Inc. (LDHL) entered into a Letter of Understanding to form and incorporate a new wholly-owned subsidiary, Balance Sheet Solutions, Inc. (BSS) as part of its financial services group.  The Letter of Understanding provides LDHL with an experienced management team for this new subsidiary.  Under the terms of the Letter of Understanding, LDHL is committed to provide start-up and working capital to BSS on an "as-needed basis".  The Letter of Understanding also sets forth various performance-oriented criteria by which restricted stock may be issued to the management team in the future based upon profitability and the meeting of certain financial milestones and achievements.

BSS will provide businesses with financial solutions to maximize their assets and to minimize their liabilities.  These solutions include, but are not limited to, commercial (business-to-business) debt negotiation, consulting services related to establishing and maintaining factoring, barter and customer collection.

BSS intends to establish its corporate offices in the Ft. Lauderdale, Florida metro area and to become operational in October, 2010.  By the end of 2011, it plans to establish between 20 and 30 independent sales representatives in major markets comprising about 25% of the U.S. population.  BSS business plan projects sales of about $3 million and an EBITDA of $750,000 for the year ending 2011.  The representatives will concentrate their efforts to market the company's services to businesses with between $500,000 and $10,000,000 in annual sales.

This new subsidiary's business plan will compliment the business plan of LDHL, which is to help facilitate the transfer of "Baby Boomer" businesses in the $2-$20 million annual sales range to younger generations.  Collaboration of business resources, lead generation and other business services will expand and leverage the footprint of LDHL.

For more information about LD Holdings, Inc.'s business plan, please visit its website at www.ldholdings.com and/or its affiliated site at www.nanocapnation.com.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LD Holdings, Inc.

Dated: August 20, 2010	By: /s/ John Ayling
John Ayling, President